Exhibit 99.1

1Q22: Alcoa Posts Strong Quarterly Results Supported by Robust Aluminum Pricing

PITTSBURGH--(BUSINESS WIRE)--April 20, 2022--Alcoa Corporation (NYSE: AA) today reported first quarter 2022 financial results that included quarterly records for net income, adjusted net income and Adjusted EBITDA excluding special items.

First Quarter Highlights

  Net income increased sequentially to $469 million, or $2.49 per share
  Adjusted net income increased 21 percent sequentially to $577 million, or $3.06 per share
  Adjusted EBITDA excluding special items increased 20 percent sequentially to $1,072 million
  Repurchased $75 million shares of common stock and paid $18 million in cash dividends
  Finished the quarter with a cash balance of $1.6 billion

“We had an excellent start to the year with record profitability in the first quarter, including quarterly EBITDA that surpassed $1 billion for the first time in our history,” said Alcoa President and CEO Roy Harvey. “We also further strengthened our portfolio, provided capital returns to our investors, and captured the benefits of strengthened aluminum pricing.

“In volatile markets influenced by world events, we have effectively managed our supply chain and maintained stability across our operations. We remain focused on the future through the pursuit of our strategic priorities and the development of our breakthrough technologies.” Harvey said.

Financial Results

M, except per share amounts	1Q22	4Q21	1Q21
Revenue	$3,293	$3,340	$2,870
Net income (loss) attributable to Alcoa Corporation	$469	$(392)	$175
Earnings (loss) per share attributable to Alcoa Corporation	$2.49	$(2.11)	$0.93
Adjusted net income	$577	$475	$150
Adjusted earnings per share	$3.06	$2.50	$0.79
Adjusted EBITDA excluding special items	$1,072	$896	$521

First Quarter 2022 Results

  Revenue: In the Aluminum segment, revenue increased 3 percent sequentially due to strong market pricing. The average realized price for primary aluminum increased 14 percent sequentially to $3,861 per metric ton, up $479 per metric ton from the prior quarter. In the Alumina segment, third-party revenue decreased 9 percent sequentially due to lower average alumina prices.
  Shipments: In Aluminum, shipment volume for value add products, which includes specific shapes and alloys such as billet, slab, foundry, and rod, increased 6 percent sequentially, including the resumption of sales from the San Ciprián casthouse in Spain after conclusion of the strike in late December 2021. Shipments of commodity grade aluminum were down 19 percent sequentially, more than half on lower trading volume, for a total Aluminum segment decrease of 8 percent. In Alumina, third-party shipments decreased 1 percent sequentially.
  Production: Primary aluminum production decreased 10 percent sequentially on the curtailment of the San Ciprián smelter and fewer days in the quarter. Production in the Alumina segment was down 2 percent sequentially primarily on fewer days in the quarter and lower production from the Australian refineries which offset improvement from the San Ciprián refinery’s return to full production after the strike conclusion.
  Net income attributable to Alcoa Corporation of $469 million, or $2.49 per share, improved from the prior quarter’s net loss of $392 million, or $2.11 per share; the prior quarter had $1.1 billion in restructuring charges primarily for pension and portfolio actions.
  Adjusted net income increased 21 percent sequentially to $577 million, or $3.06 per share, excluding the impact from net special items of $108 million. Notable special items include restructuring and other charges of $77 million related to a potential legal settlement in Spain and $58 million for the impairment of the Company’s investment in the Mineracao Rio Do Norte S.A. (MRN) bauxite mine in Brazil (both discussed below).
  Adjusted EBITDA excluding special items increased 20 percent sequentially to $1,072 million, primarily due to higher aluminum prices.
  Cash: Alcoa ended the quarter with cash on hand of $1.6 billion. Cash provided from operations was $34 million. Cash used for financing activities was $209 million, primarily related to $75 million in share repurchases, $18 million in cash dividends on common stock, and $116 million in net distributions to noncontrolling interest. Cash used for investing activities was $93 million, which includes $74 million in capital expenditures and $21 million in contributions to the ELYSISTM joint venture.
  Working capital: The Company reported 49 days working capital, a 20 day sequential increase. The majority of the increase, 14 days, relates to additional inventory. The Company has higher value in raw materials and finished goods primarily on higher pricing, as well as higher amounts on hand due to lack of availability of outbound rail cars and vessels, most predominantly in North America, additional metal purchases to serve annual contracts related to the Alumar smelter, and lower shipments from the Alumina segment. Higher sales prices in accounts receivable resulted in an additional 5 days.

Key Actions

In the first quarter, Alcoa signed an agreement to sell its entire stake in MRN in Brazil to South32 for $10 million with the potential for future contingent payments up to $30 million. The transaction is expected to close in the second quarter of 2022. Alcoa’s decision to divest its ownership interest is based on sufficient bauxite supplies across its global system, including from the Juruti mine in Brazil.

In Spain, Alcoa safely curtailed in the first quarter the 228,000 metric tons per year of aluminum smelting capacity at the San Ciprián smelter, per a December 29, 2021 agreement with workers’ representatives. The successful curtailment enabled the Company to avoid significant exposure to high power costs in Spain.

Also in Spain, the Company’s former employees at Avilés and La Coruña have unanimously agreed to the terms of a settlement which will, upon satisfaction of all agreed conditions, resolve various ongoing legal disputes related to the 2019 sale of those two smelters.

2022 Outlook

On March 2, Alcoa announced it would cease buying raw materials from, or selling products to, Russian businesses. The Company has made alternate plans for securing the limited number of materials purchased from Russian suppliers for the remainder of 2022 and into the future, without material financial impact.

The Company has decreased its projection for bauxite shipments in 2022 by 2 million dry metric tons to range between 46.0 and 47.0 million dry metric tons. Due to Alcoa’s cessation of bauxite sales to Russian businesses, the Company expects to slow production in its Juruti mine in Brazil by approximately 1.1 million dry metric tons. The Company is also observing Russia-related changes in the Atlantic bauxite market, which may impact shipments by approximately 1 million dry metric tons.

The Company expects total alumina and aluminum shipments to remain unchanged between 14.2 and 14.4 million metric tons, and between 2.5 and 2.6 million metric tons, respectively.

For the second quarter 2022, based on current prices, Alcoa expects both alumina and aluminum realized third-party prices to be higher than the first quarter, with that benefit partly offset by approximately $115 million of higher energy and raw materials costs. Higher shipments sequentially are expected to more than offset remaining cost pressures and other factors.

Based on current alumina and aluminum market conditions, the Company expects second quarter tax expense to approximate $220 million to $230 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, April 20, 2022, to present first quarter 2022 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 20, 2022. Call information and related details are available under the “Investors” section of www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

The Company does not incorporate the information contained on, or accessible through, such websites into this press release.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive”, “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance; statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the COVID-19 pandemic and the ongoing aggression by Russia against Ukraine, and related regulatory developments; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) changes in global economic and financial market conditions generally, such as inflation and interest rate increases, and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs, or uncertainty of or disruption to energy or raw materials supply, and to the supply chain including logistics; (g) the inability to execute on strategies related to or achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, environmental- and social-related goals and targets, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or work stoppages and strikes; (k) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; (m) risks associated with long-term debt obligations; (n) the timing and amount of future cash dividends and share repurchases; (o) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and, (p) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)
	Quarter Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Sales	$3,293	$3,340	$2,870

Cost of goods sold (exclusive of expenses below)	2,181	2,383	2,292
Selling, general administrative, and other expenses	44	68	52
Research and development expenses	9	10	7
Provision for depreciation, depletion, and amortization	160	165	182
Restructuring and other charges, net	125	1,055	7
Interest expense	25	28	42
Other income, net	(14)	(298)	(24)
Total costs and expenses	2,530	3,411	2,558

Income (loss) before income taxes	763	(71)	312
Provision for income taxes	210	298	93

Net income (loss)	553	(369)	219

Less: Net income attributable to noncontrolling interest	84	23	44

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$469	$(392)	$175

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$2.54	$(2.11)	$0.94
Average number of shares	184,550,123	185,663,439	186,226,070

Diluted:
Net income (loss)	$2.49	$(2.11)	$0.93
Average number of shares	188,536,773	185,663,439	188,820,184

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)
	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,554	$1,814
Receivables from customers	952	757
Other receivables	98	127
Inventories	2,495	1,956
Fair value of derivative instruments	64	14
Prepaid expenses and other current assets(1)	435	358
Total current assets	5,598	5,026
Properties, plants, and equipment	20,445	19,753
Less: accumulated depreciation, depletion, and amortization	13,621	13,130
Properties, plants, and equipment, net	6,824	6,623
Investments	1,224	1,199
Deferred income taxes	667	506
Fair value of derivative instruments	20	7
Other noncurrent assets(2)	1,655	1,664
Total assets	$15,988	$15,025
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,645	$1,674
Accrued compensation and retirement costs	357	383
Taxes, including income taxes	358	374
Fair value of derivative instruments	514	274
Other current liabilities	591	517
Long-term debt due within one year	1	1
Total current liabilities	3,466	3,223
Long-term debt, less amount due within one year	1,727	1,726
Accrued pension benefits	407	417
Accrued other postretirement benefits	642	650
Asset retirement obligations	637	622
Environmental remediation	264	265
Fair value of derivative instruments	1,795	1,048
Noncurrent income taxes	192	191
Other noncurrent liabilities and deferred credits	601	599
Total liabilities	9,731	8,741
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,537	9,577
Retained earnings (deficit)	114	(315)
Accumulated other comprehensive loss	(5,074)	(4,592)
Total Alcoa Corporation shareholders’ equity	4,579	4,672
Noncontrolling interest	1,678	1,612
Total equity	6,257	6,284
Total liabilities and equity	$15,988	$15,025
(1)	This line item includes $29 and $4 of restricted cash at March 31, 2022 and December 31, 2021, respectively.
(2)	This line item includes $82 and $106 of noncurrent restricted cash at March 31, 2022 and December 31, 2021, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)
	Three Months Ended March 31,
	2022	2021
CASH FROM OPERATIONS
Net income	$553	$219
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	160	182
Deferred income taxes	(4)	18
Equity earnings, net of dividends	(25)	(11)
Restructuring and other charges, net	125	7
Net loss (gain) from investing activities – asset sales	1	(27)
Net periodic pension benefit cost	14	12
Stock-based compensation	9	8
Other	22	(1)
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) in receivables	(120)	(212)
(Increase) in inventories	(479)	(68)
(Increase) Decrease in prepaid expenses and other current assets	(15)	57
(Decrease) in accounts payable, trade	(81)	(64)
(Decrease) Increase in accrued expenses	(72)	3
(Decrease) in taxes, including income taxes	(42)	(1)
Pension contributions	(4)	(63)
Decrease (Increase) in noncurrent assets	29	(22)
(Decrease) in noncurrent liabilities	(37)	(31)
CASH PROVIDED FROM OPERATIONS	34	6

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	—	495
Proceeds from the exercise of employee stock options	21	4
Repurchase of common stock	(75)	—
Dividends paid on Alcoa common stock	(18)	—
Payments related to tax withholding on stock-based compensation awards	(19)	(1)
Financial contributions for the divestiture of businesses	(3)	(6)
Contributions from noncontrolling interest	46	—
Distributions to noncontrolling interest	(162)	(62)
Other	1	(2)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(209)	428

INVESTING ACTIVITIES
Capital expenditures	(74)	(75)
Proceeds from the sale of assets	2	591
Additions to investments	(21)	(2)
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(93)	514

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	9	(11)
Net change in cash and cash equivalents and restricted cash	(259)	937
Cash and cash equivalents and restricted cash at beginning of year	1,924	1,610
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,665	$2,547

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q21	2Q21	3Q21	4Q21	2021	1Q22
Bauxite:
Production(1) (mdmt)	11.9	12.2	11.7	11.8	47.6	11.0
Third-party shipments (mdmt)	1.5	1.1	1.5	1.6	5.7	0.8
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.6	42.4	10.1
Third-party sales	$58	$39	$56	$83	$236	$43
Intersegment sales	$185	$179	$172	$175	$711	$170
Segment Adjusted EBITDA(2)	$59	$41	$23	$49	$172	$38
Depreciation, depletion, and amortization	$57	$32	$30	$34	$153	$35

Alumina:
Production (kmt)	3,327	3,388	3,253	3,291	13,259	3,209
Third-party shipments (kmt)	2,472	2,437	2,426	2,294	9,629	2,277
Intersegment shipments (kmt)	1,101	1,054	1,011	1,121	4,287	940
Average realized third-party price per metric ton of Alumina	$308	$282	$312	$407	$326	$375
Third-party sales	$760	$688	$756	$935	$3,139	$855
Intersegment sales	$364	$343	$349	$530	$1,586	$418
Segment Adjusted EBITDA(2)	$227	$124	$148	$503	$1,002	$262
Depreciation and amortization	$46	$50	$47	$55	$198	$50
Equity (loss) income	$(5)	$(1)	$(1)	$11	$4	$1

Aluminum:
Primary aluminum production (kmt)	548	546	545	554	2,193	498
Third-party aluminum shipments(3) (kmt)	831	767	722	687	3,007	634
Average realized third-party price per metric ton of primary aluminum	$2,308	$2,753	$3,124	$3,382	$2,879	$3,861
Third-party sales	$2,047	$2,102	$2,295	$2,322	$8,766	$2,388
Intersegment sales	$2	$3	$8	$5	$18	$7
Segment Adjusted EBITDA(2)	$283	$460	$613	$523	$1,879	$713
Depreciation and amortization	$73	$73	$72	$71	$289	$69
Equity income	$13	$28	$38	$37	$116	$39

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:

Total Segment Adjusted EBITDA(2)	$569	$625	$784	$1,075	$3,053	$1,013
Unallocated amounts:
Transformation(4)	(11)	(13)	(10)	(10)	(44)	(14)
Intersegment eliminations	(7)	35	(8)	(121)	(101)	102
Corporate expenses(5)	(26)	(28)	(30)	(45)	(129)	(29)
Provision for depreciation, depletion, and amortization	(182)	(161)	(156)	(165)	(664)	(160)
Restructuring and other charges, net	(7)	(33)	(33)	(1,055)	(1,128)	(125)
Interest expense	(42)	(67)	(58)	(28)	(195)	(25)
Other income, net	24	105	18	298	445	14
Other(6)	(6)	(2)	(10)	(20)	(38)	(13)
Consolidated income (loss) before income taxes	312	461	497	(71)	1,199	763
Provision for income taxes	(93)	(111)	(127)	(298)	(629)	(210)
Net income attributable to noncontrolling interest	(44)	(41)	(33)	(23)	(141)	(84)
Consolidated net income (loss) attributable to Alcoa Corporation	$175	$309	$337	$(392)	$429	$469
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS
	Quarter ended			Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss) attributable to Alcoa Corporation	$469	$(392)	$175	$2.49	$(2.11)	$0.93

Special items:
Restructuring and other charges, net	125	1,055	7
Other special items(1)	(2)	(232)	(30)
Discrete tax items (2)	2	102	(2)
Tax impact on special items(3)	(8)	5	—
Noncontrolling interest impact(3)	(9)	(63)	—
Subtotal	108	867	(25)

Net income attributable to Alcoa Corporation – as adjusted	$577	$475	$150	$3.06	$2.50	$0.79

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:
•

for the quarter ended March 31, 2022, a net favorable change in certain mark-to-market energy derivative instruments ($15), costs related to the restart process at the Alumar, Brazil smelter ($12), and charges for other special items ($1);

•

for the quarter ended December 31, 2021, net gains on asset sales ($222), primarily related to the Rockdale site sale, a net favorable change in certain mark-to-market energy derivative instruments ($27), costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1); and,

•

for the quarter ended March 31, 2021, a gain on the sale of the Warrick Rolling Mill in Evansville, Indiana ($27), a net favorable change in certain mark-to-market energy derivative instruments ($5), and charges for other special items ($2).

(2)	Discrete tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:
• for the quarter ended March 31, 2022, net charge for discrete tax items ($2);
•

for the quarter ended December 31, 2021, a charge to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets ($97), and a net charge for several other items ($5); and,

• for the quarter ended March 31, 2021, net charge for discrete tax items ($2).

(3)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)	In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021

Net income (loss) attributable to Alcoa Corporation	$469	$(392)	$175

Add:
Net income attributable to noncontrolling interest	84	23	44
Provision for income taxes	210	298	93
Other income, net	(14)	(298)	(24)
Interest expense	25	28	42
Restructuring and other charges, net	125	1,055	7
Provision for depreciation, depletion, and amortization	160	165	182

Adjusted EBITDA	1,059	879	519

Special items(1)	13	17	2

Adjusted EBITDA, excluding special items	$1,072	$896	$521

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended March 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($12), and charges for other special items ($1);
•

for the quarter ended December 31, 2021, costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1); and,

	•	for the quarter ended March 31, 2021, external costs related to portfolio actions ($1) and charges for other special items ($1).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021
Cash provided from operations	$34	$565	$6

Capital expenditures	(74)	(153)	(75)

Free cash flow	$(40)	$412	$(69)

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2022	December 31, 2021
Short-term borrowings	$75	$75
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,727	1,726
Total debt	1,803	1,802

Less: Cash and cash equivalents	1,554	1,814

Net debt	$249	$(12)

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	March 31, 2022			December 31, 2021
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$75	$30	$45	$75	$30	$45
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,727	—	1,727	1,726	—	1,726
Total debt	1,803	30	1,773	1,802	30	1,772

Less: Cash and cash equivalents	1,554	152	1,402	1,814	177	1,637

(Net cash) net debt	249	(122)	371	(12)	(147)	135

Plus: Net pension / OPEB liability	950	15	935	973	15	958

Adjusted net debt	$1,199	$(107)	$1,306	$961	$(132)	$1,093

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

Days Working Capital

	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021
Accounts receivable	$952	$757	$587

Add: Inventory	2,495	1,956	1,417

Less: Accounts Payable	(1,645)	(1,674)	(1,284)

DWC working capital	$1,802	$1,039	$720

Sales	$3,293	$3,340	$2,870

Number of days in the quarter	90	92	90

Days working capital(1)	49	29	23

Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1) Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
Jim.Beck@alcoa.com